EXHIBIT 99.1

Monarch Casino & Resort Reports Record Second Quarter Financial Results

Declares Cash Dividend of $0.30 per Share Payable on September 15, 2023

RENO, Nev., July 19, 2023 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch,” “we,” “our,” or “the Company”) today reported record operating results for the second quarter ended June 30, 2023, as summarized below:

($ in thousands, except per share data and percentages)

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Increase	2023	2022	Increase
Net revenue	$123,683	$115,289	7.3%	$240,327	$223,607	7.5%

Net income	22,413	19,435	15.3%	40,083	37,553	6.7%

Adjusted EBITDA(1)	$42,128	$39,461	6.8%	$78,608	$73,803	6.5%

Basic EPS	$1.16	$1.02	13.7%	$2.08	$1.98	5.1%
Diluted EPS	$1.14	$0.99	15.2%	$2.04	$1.92	6.3%

(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “Our financial results for the 2023 second quarter reflect our strong market position in Black Hawk and a year over year improvement in the operating performance at Atlantis. Net revenue and Adjusted EBITDA grew to all-time second quarter records of $123.7 million and $42.1 million, respectively, resulting in an Adjusted EBITDA margin of 34.1%.

“In Black Hawk, we continued to expand market share throughout the quarter, especially in the upper end of the market. We believe there are further growth opportunities as we continue to penetrate the Denver regional market.

“At Atlantis, we generated strong casino and food and beverage revenue, as guest visits and spend per visit increased year-over-year. Hotel revenue was impacted by renovation work during the quarter on the redesign and upgrade of hotel rooms in the second tower. Hotel performance improved in June as our full inventory of rooms became available to guests. The Reno market remains extremely competitive, we continue to prudently invest in Atlantis to maintain, what we believe is, a market-leading position.

“We remain committed to returning capital to our stockholders. Our strong balance sheet and free cash flow position us to invest in our existing properties, pay quarterly cash dividends and consider potential share repurchases under our existing share repurchase authorization. We continue to evaluate potential acquisition opportunities where we can employ our developmental and operational expertise in a financially prudent manner.”

Summary of 2023 Second Quarter Operating Results
In the 2023 second quarter, net revenue increased 7.3% year over year to $123.7 million, compared to $115.3 million in the prior-year quarter. Casino and food and beverage (“F&B”) revenues increased 7.8% and 10.8% year over year, respectively, while hotel revenues decreased 1.1% year over year. The increase in casino and F&B revenues was driven primarily by ongoing growth at Monarch Black Hawk. The decrease in hotel revenues was driven primarily by a decrease in the average daily rate.

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2023 were $25.0 million compared to $23.1 million in the prior-year period, driven primarily by an increase in utility, insurance and marketing and advertising expenses. As a percentage of net revenue, SG&A expense increased to 20.2% compared to 20.0% in the prior-year period. Casino operating expense as a percentage of casino revenue increased to 37.4% during the second quarter of 2023 from 36.5% in the prior-year period, primarily due to increased labor expense. F&B operating expense as a percentage of F&B revenue decreased to 72.3% during the second quarter of 2023 from 77.0% in the prior-year period due to an increase in average check and improved cost management. Hotel operating expense as a percentage of hotel revenue increased to 36.2% in the second quarter of 2023 compared to 34.4% in the same period a year ago, primarily due to a decrease in the average daily rate and an increase in labor expense.

Net income increased 15.3% and diluted EPS increased 15.2% compared to the same period a year ago. The Company generated second quarter 2023 consolidated Adjusted EBITDA of $42.1 million, an increase of $2.7 million, or 6.8%, over the same period a year ago.

Credit Facility and Liquidity
As of June 30, 2023, the Company had cash and cash equivalents of $35.1 million and an outstanding principal balance of $41.0 million under its credit facility. During the 2023 second quarter, the Company made $10 million in principal payments on its credit facility. The Company expensed $0.8 million of interest in the second quarter of 2023 compared to $0.7 million in the prior-year period.

Capital expenditures of $10.3 million in the second quarter of 2023 were funded from operating cash flows and included the redesign and upgrade of hotel rooms in the second tower at Atlantis and maintenance capital spending at both properties.

On June 15, 2023, the Company paid a cash dividend of $0.30 per share to its stockholders of record on June 1, 2023. The cash dividend was funded from cash on hand.

Quarterly Dividend Declaration
The Company is announcing a cash dividend of $0.30 per share of its outstanding common stock. The dividend is payable on September 15, 2023, to stockholders of record on September 1, 2023. This cash dividend is part of the previously announced annual cash dividend of $1.20 per share payable in quarterly payments and subject to quarterly review and evaluation by the Company’s Board of Directors.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "plan," "believe," "expect," "seem," "look," "look forward," "positioning," "future," "will," "confident" and similar references to future periods. Example of forward-looking statements include, among others, statements we make regarding: (i) the continuing strength of our balance sheet and our expected free cash flow; (ii) our expectations regarding continuing our dividend payments in the future; (iii) our beliefs regarding the strengths of the local markets we serve in Reno and Black Hawk; and (iv) our beliefs regarding the potential for capturing additional market share in the Denver regional market. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  our ability to manage guest safety concerns, whether caused by any contagious diseases or other causes;
  our ability to maintain compliance with the terms and conditions of our credit facilities and other material contracts in the event of any unexpected or unplanned events, such as temporary or extended shutdowns;
  our access to available and reasonable financing on a timely basis;
  our ability to maintain strong working relationships with our regulators, employees, lenders, suppliers, insurance carriers, customers, and other stakeholders;
  impacts of any uninsured losses;
  changes in guest visitation or spending patterns due to economic conditions, health or other concerns;
  construction factors, including delays, disruptions, availability of labor and materials, increased costs of labor and materials, contractor disagreements, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  ongoing disagreements over costs of and responsibility for delays and other construction related matters with our general contractor at Monarch Black Hawk, PCL Construction Services, Inc., including, as previously reported, the litigation against us by such contractor;
  claims for construction defects, breach of contract, breach of warranty, fraud, fraudulent inducement, negligence or other construction related claims that we may have in connection with construction and completion of Monarch Black Hawk and any adverse impacts on operations required to correct the same;
  our litigation against the general contractor of Monarch Black Hawk, PCL Construction Services, Inc., in which the parties are preparing for trial scheduled to begin in the second half of 2023;
  our potential need to post bonds or other forms of surety to support our legal remedies;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems and delays; shortages of materials or skilled labor; environmental, health and safety issues; weather and other hazards, site access matters, and unanticipated cost increases);
  our ability to generate sufficient operating cash flow to help finance our renovation projects and any subsequent debt reduction;
  changes in laws mandating increases in minimum wages and employee benefits;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular, including predictions for a potential recession;
  the effects of labor shortages on our market position, growth and financial results;
  the potential of increases in state and federal taxation;
  potential of increased regulatory and other burdens;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and financial results;
  competition in our target market areas;
  broad-based inflation, including wage inflation; and
  the impact of the events occurring in Eastern Europe, other parts of the world and the conflict taking place in Ukraine.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Monarch Casino Resort Spa Black Hawk ("Monarch Black Hawk") in Black Hawk, Colorado, approximately 40 miles west of Denver and the Atlantis Casino Resort Spa ("Atlantis"), a hotel/casino facility in Reno, Nevada. For additional information on Monarch, visit the Company's website at www.monarchcasino.com.

The Monarch Black Hawk features approximately 60,000 square feet of casino space; more than 1,000 slot machines; 43 table games; a live poker room; a keno; and a sports book. The resort also includes 10 bars and lounges, as well as four dining options: a twenty-four-hour full-service restaurant, a buffet-style restaurant, the Monarch Chophouse (a fine-dining steakhouse), and Bistro Mariposa (elevated Southwest cuisine). The resort offers 516 guest rooms and suites, banquet and meeting room space, a retail store, a concierge lounge and an upscale spa and pool facility located on the top floor of the tower. The resort is connected to a nine-story parking structure with approximately 1,350 parking spaces, and additional valet parking, with total property capacity of approximately 1,500 spaces.

Atlantis features approximately 61,000 square feet of casino space; 818 guest rooms and suites; eight food outlets; two gourmet coffee and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; retail outlet offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,200 slot and video poker machines; approximately 33 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

Contacts:
John Farahi
Chief Executive Officer
775/824-4401 or jfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data; Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022

Revenues
Casino	$68,855	$63,865	$135,760	$126,696
Food and beverage	31,525	28,459	60,842	54,506
Hotel	18,094	18,297	33,565	33,489
Other	5,209	4,668	10,160	8,916
Net revenues	123,683	115,289	240,327	223,607

Operating expenses
Casino	25,746	23,315	50,998	45,682
Food and beverage	22,803	21,901	44,740	42,632
Hotel	6,541	6,293	12,931	12,066
Other	2,786	2,247	5,729	4,329
Selling, general and administrative	24,955	23,097	50,071	47,280
Depreciation and amortization	11,618	10,546	22,955	21,062
Other operating items, net	(474)	2,229	36	3,546
Total operating expenses	93,975	89,628	187,460	176,597
Income from operations	29,708	25,661	52,867	47,010

Interest expense, net	(780)	(700)	(1,367)	(1,350)
Income before income taxes	28,928	24,961	51,500	45,660
Provision for income taxes	(6,515)	(5,526)	(11,417)	(8,107)
Net income	$22,413	$19,435	$40,083	$37,553

Earnings per share of common stock
Basic	$1.16	$1.02	$2.08	$1.98
Diluted	$1.14	$0.99	$2.04	$1.92

Weighted average number of common shares and potential common shares outstanding
Basic	19,243	18,987	19,229	18,928
Diluted	19,618	19,582	19,636	19,586

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except per share data)

	June 30, 2023	December 31, 2022
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$35,100	$38,779
Receivables, net	8,060	9,566
Income taxes receivable	4,599	24,989
Inventories	7,166	7,558
Prepaid expenses	7,008	8,537
Total current assets	61,933	89,429
Property and equipment, net	577,795	578,050
Goodwill	25,111	25,111
Intangible assets, net	382	352
Total assets	$665,221	$692,942
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$-	$6,693
Accounts payable	15,034	14,418
Construction accounts payable	47,449	49,957
Accrued expenses	43,356	46,037
Short-term lease liability	660	639
Total current liabilities	106,499	117,744
Deferred income taxes	23,016	23,016
Long-term lease liability	12,894	13,228
Long-term debt, net	41,000	-
Total liabilities	183,409	153,988
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	191	191
19,143,344 shares issued and outstanding at June 30, 2023;
19,096,300 shares issued and 19,093,676 outstanding at December 31, 2022
Additional paid-in capital	44,670	40,716
Treasury stock, 2,624 shares at December 31, 2022	-	(170)
Retained earnings	436,951	498,217
Total stockholders' equity	481,812	538,954
Total liabilities and stockholders' equity	$665,221	$692,942

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
(In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$22,413	$19,435	$40,083	$37,553
Expenses:
Stock based compensation	1,276	1,025	2,750	2,185
Depreciation and amortization	11,618	10,546	22,955	21,062
Provision for income taxes	6,515	5,526	11,417	8,107
Interest expense	780	700	1,367	1,350
Construction litigation expenses (2)	663	2,385	1,173	3,727
Litigation proceeds, net (2)	-	(42)	-	(42)
Insurance claims proceeds (2)	(1,195)	-	(1,195)	-
Loss (gain) on disposition of assets (2)	58	(114)	58	(139)
Adjusted EBITDA (1)	$42,128	$39,461	$78,608	$73,803

(1) Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock-based compensation expense, other one-time charges, pre-opening expenses, construction litigation expenses, acquisition expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Monarch's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Monarch's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies. Monarch defines Adjusted EBITDA margin as Adjusted EBITDA divided by Net revenue.
(2) Amount included in the “Other operating items, net” on the Consolidated Statement of Income.